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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2017

RELIANT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-214274	47-2200506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12343 Hymeadow Drive, Suite 3-A Austin, Texas 78750
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (512) 407-2623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

Effective on November 3, 2017, Michael Chavez, who until the date of his resignation, as described in Item 5.02, below, was the sole director, Chief Executive Officer and President of Reliant Holdings, Inc. (the “Company”, “we” and “us”), entered into a Voting Agreement with Elijah May, our Chief Operating Officer (COO), and subsequent to the appointments described in Item 5.02, below, our sole director, Chief Executive Officer and President as well as our COO (the “Voting Agreement”), resulting in a change in control of the Company.

Pursuant to the Voting Agreement, Mr. Chavez provided complete authority to Mr. May to vote the 4,000,000 shares of common stock which Mr. Chavez then held (and any other securities of the Company obtained by Mr. Chavez in the future) at any and all meetings of shareholders of the Company and via any written consents. Those 4,000,000 shares represent 27.4% of the Company’s common stock as of the parties’ entry into the Voting Agreement and together with the 4,500,000 shares held by Mr. May prior to the parties’ entry into the Voting Agreement, constitute 58.3% of the Company’s total outstanding shares of common stock. The Voting Agreement has a term of ten years, through November 3, 2027, but can be terminated at any time by Mr. May and terminates automatically upon the death of Mr. May. In connection with his entry into the Voting Agreement, Mr. Chavez provided Mr. May an irrevocable voting proxy to vote the shares covered by the Voting Agreement. Additionally, during the term of such agreement, Mr. Chavez agreed not to transfer the shares covered by the Voting Agreement except pursuant to certain limited exceptions. Due to the Voting Agreement, Mr. May holds voting control over the Company due to his ability to vote 58.3% of the Company’s total outstanding shares of voting stock.

Other than as described above, the Company is not aware of any arrangements, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

The description of the Voting Agreement above is not complete and is qualified in its entirety by the full text of the Voting Agreement, filed herewith as Exhibit 10.1 and incorporated by reference in this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on November 3, 2017, the Board of Directors of the Company and the Board of Directors of Reliant Pools Inc., the Company’s wholly-owned subsidiary, each then consisting solely of Mr. Chavez, increased the number of members of the Board of Directors of each company from one to two and appointed Mr. May as a member of the Board of Directors of each company to fill the vacancy created by such vacancy.

Thereafter the Board of Directors of the Company and of Reliant Pools Inc. appointed Mr. May, age 39, as the Chief Executive Officer and President of each company and concurrent therewith, Mr. Chavez resigned as a member of the Board of Directors and as the Chief Executive Officer and President of both the Company and of Reliant Pools Inc.

Mr. Chavez’s resignation was not in connection with a disagreement with the Company or in connection with any matter relating to the Company’s operations, policies or practices.

Mr. May’s biographical information can be found in the Company’s Registration Statement on Form S-1/A (Amendment No. 6), filed with the Securities and Exchange Commission on August 9, 2017, under the heading “Directors, Executive Officers and Corporate Governance”.

Item 8.01 Other Events.

On November 7, 2017, Julie Hale, Don Maler, Marsha Hash, Joel Hefner, and River North Equity, LLC, each shareholders of the Company (collectively, the “Shareholders”), entered into a Lock-Up Agreement with the Company (the “Lock-Up”), whereby each Shareholder agreed that he, she or it will not, directly or indirectly Transfer of any of the shares that he, she or it owns (the “Shares”) for a period of one year, except that the Shareholder may Transfer not more than 25,000 (as adjusted for any stock split, recapitalization or combination) of the Shares in any ninety (90) day period, subject to certain exceptions described in the Lock-Up. “Transfer” means the offer for sale, sale, pledge, hypothecation, transfer, assignment or other disposition of (or to enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law), or the entry into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

The description of the Lock-Up above is not complete and is qualified in its entirety by the full text of the Lock-Up, filed herewith as Exhibit 10.2 and incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Voting Agreement, dated as of November 3, 2017, by and among Michael Chavez and Elijah May
10.2	Lock-Up Agreement dated November 7, 2017, between Reliant Holdings, Inc. and the shareholders name therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

RELIANT HOLDINGS, INC.

Date: November 7, 2017	By:	/s/ Elijah May
Elijah May
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Voting Agreement, dated as of November 3, 2017, by and among Michael Chavez and Elijah May
10.2	Lock-Up Agreement dated November 7, 2017, between Reliant Holdings, Inc. and the shareholders name therein